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                                                                    Exhibit 21.1

America Service Group Inc.

Prison Health Services, Inc.

EMSA Government Services, Inc.

EMSA Correctional Care, Inc.

EMSA Military Services, Inc.

EMSA Limited Partnership

Prison Health Services of Indiana, LLC

Correctional Health Services, Inc.

Secure Pharmacy Plus, Inc.